Exhibit 4.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARDINAL INFRASTRUCTURE GROUP INC.

Cardinal Infrastructure Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as it currently exists or may hereafter be amended, the “DGCL”), hereby certifies as follows:

1. That the name of the corporation is Cardinal Infrastructure Group Inc. (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation (as amended, the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware June 12, 2025 under the name of REM Infrastructure Acquisition Inc. The original Certificate of Incorporation was amended as of July 22, 2025, July 24, 2025 and September 15, 2025.

3. This Amended and Restated Certificate of Incorporation, which restates, integrates and also further amends the Original Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by an authorized officer of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL. References to this “Certificate of Incorporation” herein refer to this Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and/or otherwise modified from time to time (including by any Preferred Stock Designation as defined in this Certificate of Incorporation).

4. The Original Certificate of Incorporation is hereby amended, integrated and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is Cardinal Infrastructure Group Inc.

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITALIZATION

Section 4.1. Number of Shares.

(a) The total number of shares of stock that the Corporation shall have the authority to issue is 1,010,000,000 shares of stock, consisting of the following three classes of capital stock:

(i) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”);

(ii) 500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); and

(iii) 500,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock, Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for the exercise of outstanding options or warrants or conversion of any authorized and outstanding convertible securities) by the affirmative vote of the holders of a majority in voting power of stock of the Corporation entitled to vote thereon without a separate class vote of the holders of Preferred Stock, Class A Common Stock or Class B Common Stock and irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto). For purposes of this Certificate of Incorporation, “beneficial ownership” of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. The term “beneficially own” shall have the correlative meaning.

(c) No holder of shares of any class of the Corporation shall have the right to cumulate his or her voting power in the election of the Board and the right to cumulate voting and such right is hereby specifically denied to the holders of shares of any class of the Corporation.

Section 4.2. Provisions Relating to Preferred Stock.

(a) Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges, rights, qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).

(b) Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more series, and with respect to each series of Preferred Stock, to fix and state by the Preferred Stock Designation the designations and powers, preferences, privileges, rights, qualifications, limitations and restrictions relating to the series of Preferred Stock, including, but not limited to, the following:

(i) whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate series either alone or together with the holders of one or more other classes or series of stock;

(ii) the number of shares to constitute the series and the designation thereof;

(iii) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(iv) whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable or issuable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v) whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, the dividend rate, if any, whether dividends, if any, are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends, if any, are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends, if any, shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends, if any, shall accumulate;

(vii) the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii) whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable or redeemable for, the shares of any class or classes or of any other series of the same or any other class or classes or series of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange or redemption may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix) such other powers, preferences, privileges and rights, protective provisions and qualifications, limitations and restrictions with respect to any series as may to the Board seem advisable.

(c) The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. Unless otherwise provided in the Preferred Stock Designation, the Board may decrease the number of shares of the Preferred Stock designated for any existing series by a resolution subtracting from such series authorized and unissued shares of the Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

Section 4.3. Provisions Relating to Class A Common Stock and Class B Common Stock. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each share of Class A Common Stock and Class B Common Stock shall have the same rights, privileges, preferences and powers, rank equally (including as to dividends and distributions), and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation, share ratably. The rights, privileges, preferences and powers of the Class A Common Stock and Class B Common Stock shall be subject to the express terms of any series of Preferred Stock as may be designated by the Board and outstanding from time to time. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to one vote for each such share on all matters to which stockholders are entitled to vote, the holders of shares of Class A Common Stock and Class B Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which stockholders are entitled to vote and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders, other than as provided by applicable law or in any Preferred Stock Designation. Each holder of Class A Common Stock and Class B Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. The holders of Common Stock shall vote together as a single class on all actions to be taken by the stockholders of the Corporation (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class) except (i) as otherwise required in this Certificate of Incorporation (including any Preferred Stock Designation) and (ii) as otherwise required by applicable law.

(b) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Class A Common Stock or Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c) Subject to the prior rights and preferences, if any, applicable to any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor. Dividends shall not be declared or paid on the Class B Common Stock unless the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock. If a dividend is declared on the Class A Common Stock or the Class B Common Stock that is payable in shares of Common Stock, or securities convertible or exercisable into or exchangeable or redeemable for Common Stock in accordance with this Section 4.3(c), such dividends shall also be declared on the other class of Common Stock in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible or exercisable into or exchangeable or redeemable for the same number of shares (or fraction thereof)); provided such dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class A Common Stock) and the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock). Notwithstanding the foregoing sentence, the Board of Directors may treat the holders of Class A Common Stock or Class B Common Stock differently with respect to dividends paid in shares of Common Stock (including by only paying a dividend on one such class or paying a different or disparate dividend to each such class including with respect to the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) if such disparate treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, subdivided, combined or reclassified unless the outstanding shares of the other class shall be concurrently proportionately split, subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record or effective date for such split, division or combination or reclassification; provided, however, that shares of one such class may be split, subdivided, combined or reclassified in a different or disproportionate manner if such split, subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of any outstanding series of Preferred Stock, and subject to the right of participation, if any, of the holders of shares of Preferred Stock in any dividends, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (D), shall not be deemed to be occasioned by or to include any consolidation, reorganization, merger or similar form of business transaction directly or indirectly (through one or more intermediaries) involving the Corporation or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e) (x) shares of Class B Common Stock may be issued only to, and registered only in the name of, the Continuing Equity Owners (as defined below) and their respective Permitted Transferees (as defined below) in accordance with Section 4.5 (including all subsequent Permitted Transferees) (the Continuing Equity Owners together with such Persons, collectively, the “Permitted Class B Owners”) or in the name of the Corporation and (y) the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record at such time by such Permitted Class B Owner under the LLC Agreement (as defined below). As used in this Certificate of Incorporation, (A) “Continuing Equity Owner” means each of the holders of Common Units (other than the Corporation) of Cardinal Civil Contracting Holdings LLC, a Delaware limited liability company (“Cardinal”), as from time to time set forth on Schedule 1 of the Second Amended and Restated Limited Liability Agreement of Cardinal, dated as of December 9, 2025, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), (B) “Common Unit” has the meaning set forth in the LLC Agreement and (C) “Permitted Transfer” has the meaning as set forth in Section 4.3(f) below.

(f) Shares of Class B Common Stock may be transferred only (i) the Corporation for cancellation for no consideration at any time, after which the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation, (ii) to any Permitted Transferee only if such holder simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LLC Agreement or (ii) in connection with the exchange of such shares of Class B Common Stock for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Exchange Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Exchange Agreement”) (the “Permitted Transfers”).“Permitted Transferee” means, any immediate family (as defined below) member of a holder of shares of Class B Common Stock, any trust for the direct or indirect benefit of the such holder or such holder’s immediate family or any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held exclusively by the such holder or members of such holder’s immediate family. As used herein, “immediate family” shall mean the spouse, domestic partner, lineal descendant, father, mother, brother, sister or any other person with whom a holder of shares of Class B Common Stock has a relationship by blood, marriage or adoption not more remote than first cousin. The Transfer restrictions described in this Section 4.3(f) are referred to as the “Restrictions”.

(g) Any purported Transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void ab initio. If, notwithstanding the Restrictions, a Person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock, in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of (i) Class B Common Stock, and the purported Transfer of the Class B Common Stock to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and (ii) each holder of such Class B Common Stock shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, not be entitled to any voting rights with respect to those shares.

(h) Upon a determination by the Board that a Person has attempted or may attempt to Transfer or to acquire Class B Common Stock in violation of the Restrictions, the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Class B Common Stock on the books and records of the Corporation and to institute proceedings to enjoin or rescind any such Transfer or acquisition.

(i) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.3 for determining whether any Transfer or acquisition of shares of Class B Common Stock would violate the Restrictions, and for the orderly application, administration and implementation of the provisions of this Section 4.3. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, any requesting holders of shares of stock of the Corporation.

(j) No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

Section 4.4. Reclassification of Common Stock. Upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of the State of Delaware (the “Effective Time”), and without any further action required by the Corporation or its stockholders: (i) each share of Common Stock (as defined in the original certificate of incorporation of the Corporation, effective as of June 12, 2025, as amended through September 15, 2025) issued and outstanding, immediately prior to the Effective Time, shall be automatically reclassified into 85.9375 validly issued, fully paid and non-assessable shares of Class A Common Stock without any further action by the Corporation or the holder of any share (the “Reclassification”). Each stock certificate representing shares of Common Stock immediately prior to the Effective Time shall be cancelled without any further action required by stockholders and the shares of Class A Common Stock into which the shares of Common Stock previously represented by such stock certificate have been reclassified pursuant to this Section 4.4 shall be uncertificated shares. The authorized number of shares, and par value per share, of the Class A Common Stock shall not be affected by the Reclassification. No fractional shares of Class A Common Stock will be issued in connection with the Reclassification. If, upon aggregating all of the shares of Class A Common Stock held by a record holder of Class A Common Stock immediately following the Reclassification, such holder would be entitled to hold a fractional share of Class A Common Stock, the number of shares of Class A Common Stock such holder shall receive shall be rounded to the nearest whole share.

Section 4.5. Shares Reserved for Issuances. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the redemption of all outstanding Exchange Shares (as defined in the Exchange Agreement) for shares of Class A Common Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption by delivery of cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the Exchange Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the Exchange Agreement, be validly issued, fully paid and non-assessable. The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class B Common Stock, such number of shares of Class B Common Stock that shall from time to time be sufficient to effect the issuance of shares of Class B Common Stock to holders of newly issued Common Units for such consideration and for such corporate purposes as the Board may from time to time determine.

Section 4.6 Certificates of Class B Common Stock. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED AND THE Limited Liability Company Agreement of CARDINAL civil contracting holdings llc AS IT MAY BE AMENDED AND/OR RESTATED (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

ARTICLE V

DIRECTORS

Section 5.1 Management of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 5.2 Number and Election of Directors. Upon the effectiveness of this Certificate of Incorporation, the Board shall consist of five directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall thereafter be fixed from time to time exclusively pursuant to a resolution adopted by the Board. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

Section 5.3 Terms of Office. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as specified in the related Preferred Stock Designation, if any, directors shall be elected at each annual meeting of stockholders for a term of office to expire at the following annual meeting of stockholders, with each director to hold office until their successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, disability, resignation, retirement, disqualification or removal.

Section 5.4 Vacancies.

(a) Subject to applicable law, the rights of the holders of any series of Preferred Stock then outstanding and paragraph (b) below, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, retirement, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.

(b) Any director elected to fill a vacancy or a newly created directorship shall hold office until the first meeting of stockholders held after their election and until such director’s successor is elected and qualified or until such director’s earlier death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

Section 5.3. Removal. Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Certificate of Incorporation (including any Preferred Stock Designation), the stockholders holding at least sixty-six and two thirds percent (66 2/3%) of the voting power of the shares then entitled to vote at an election of directors may remove any director from office with or without cause.

Section 5.4. Additional Preferred Stock Directors. During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (A) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (B) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such additional director’s earlier death, disability, resignation, retirement, disqualification or removal. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, disability, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such additional director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE VI

STOCKHOLDER ACTION

Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent of such stockholders.

ARTICLE VII

SPECIAL MEETINGS

Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only as follows by the Chairman of the Board, the Chief Executive Officer or by the affirmative vote of a majority of the Board. The Board shall fix the date, time and place, if any, of such special meeting. Subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation shall not have the power to call or request a special meeting of stockholders of the Corporation. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

ARTICLE VIII

ADVANCE NOTICE

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE IX

BYLAWS

In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board shall require the approval of a majority of the Board. Stockholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, the bylaws of the Corporation may be adopted, altered, amended or repealed by the stockholders of the Corporation only by the affirmative vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. The bylaws of the Corporation shall not contain any provision inconsistent with this Certificate of Incorporation. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE X

LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION

(a) Limitation of Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of the directors or officers, then the liability of each director and officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. No repeal or modification of this article by the stockholders shall adversely affect any right or protection of a director or an officer of the Corporation existing by virtue of this article at the time of such repeal or modification.

(b) Indemnification. The Corporation shall indemnify to the fullest extent not prohibited by law any current or former director of the Corporation who is made, or threatened to be made, a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this article and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this article. No amendment to this article that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board, vote of stockholders or other document or arrangement.

The corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

ARTICLE XI

EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former Director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation, the Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery or, if such court does not have subject matter jurisdiction thereof, the federal district court of the District of Delaware or other state courts of the State of Delaware; and (b) the federal district courts of the United States of America (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. To the fullest extent permitted by law, if any action, the subject matter of which is within the scope of the first sentence of this Article XI, is filed in a court other than the Court of Chancery or the Federal Courts, as applicable, (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery and the other state and federal courts in the State of Delaware or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article XI and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. The provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction. This provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

ARTICLE XII

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

Section 12.1 Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

Section 12.2 Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Class A Common Stock or Class B Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined below) with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (A) Persons who are Directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.

Section 12.3 Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person and, for purposes of the definition of Affiliate “control,” (including the terms “controlling,” “controlled by” and “under common control with,”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner, of twenty percent (20%) or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(b) “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a Director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c) “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the Interested Stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation this Article XII is not applicable to the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation; (iii) any transaction which results in the issuance or Transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL (or any successor provision thereto); (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or Transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or (v) or any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “Change of Control” means the occurrence of any of the following events: (1) any “Person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of Cardinal Civil Contracting Holdings LLC); (3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole managing member of Cardinal Civil Contracting Holdings LLC; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which (a) the beneficial owners of the Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (b) in the case of the foregoing clauses (1) or (3), the Continuing Equity Owners are the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote (or, in the case of a transaction described in the foregoing clause (3), more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger of consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof).

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(f) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article XII to the contrary, the term “Interested Stockholder” shall not include: (u) Jeremy Spivey (including his Permitted Transferees) or any of his current and future Affiliates (so long as such Affiliate remains an Affiliate) or Associates, including any investment funds managed, directly or indirectly, by Jeremy Spivey (including his Permitted Transferees) or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting, or disposing of shares of capital stock of the Corporation; (v) any Person who acquires ownership of fifteen percent (15%) or more of the then-outstanding voting stock of the Corporation directly or indirectly from Jeremy Spivey (including his Permitted Transferees) or any of his current and future Affiliates, and excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering; (w) a stockholder that becomes an Interested Stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an Interested Stockholder and (B) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership or (x) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that such Person specified in this clause (x) shall be an Interested Stockholder if thereafter such Person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(k) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means, for purposes of this Article XII, a Person that individually or with or through any of its Affiliates or Associates:

(i) beneficially owns such stock, directly or indirectly;

(ii)  has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

(l) “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(m) “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(n) “stock” means, for purposes of this Article XII, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(o) “Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a) any interest (legal or beneficial) in any shares of capital of stock of the Corporation or (b) any equity or other interest (legal or beneficial) in any stockholder if substantially all of the assets of such stockholder consist solely of shares of capital stock of the Corporation; provided, however, that the following shall not be considered a Transfer:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;

(ii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time; or

(iii)   entering into a support, voting, tender or similar agreement or arrangement (with or without granting a proxy) or tendering any shares in any tender or exchange offer for all of the outstanding shares of Class A Common Stock and Class B Common Stock, in each case, in connection with a Change of Control transaction, sale of all or substantially all assets, or any merger, consolidation or other business combination involving the Corporation, whether effectuated through one transaction or series of related transactions, that, in each case, has been approved by the Board of Directors.

(p)  “voting stock” means stock of any class or series entitled to vote generally in the election of Directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article XII to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.

ARTICLE XIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article XIII or Articles V through XII of this Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of December 9, 2025.

CARDINAL INFRASTRUCTURE GROUP INC.

By:	/s/ Jeremy Spivey
	Name:	Jeremy Spivey
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]